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                                                                   EXHIBIT 10.12

                             SOLO SERVE CORPORATION
                 FIRST AMENDMENT TO DIRECTOR STOCK OPTION PLAN

     This Amendment to the Solo Serve Corporation Director Stock Option Plan is dated as of the 17th day of June, 1997.

                                  WITNESSETH:

     WHEREAS, Solo Serve Corporation, a Delaware Corporation (the "Company") has previously adopted a Solo Serve Corporation Director Stock Option Plan (the "Plan"); and

     Whereas, the Company desires to amend the Plan as set forth herein;

     NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, as follows:

     1. Section 6(b) of the Plan is hereby amended to read, in its entirety, as follows:

          On September 1, 1995, each person who is, as of September 1, 1995, an Eligible Participant shall be granted an NSO to purchase 20,000 shares of Company Stock (the "Initial Formula Grants"). Each person who becomes an Eligible Participant on or after September 1, 1995 shall be granted, on the date such person becomes an Eligible Participant, an NSO to purchase 20,000 shares of Company Stock.

     2. Section 8 of the Plan is hereby amended to read, in its entirety, as follows:

          The Exercise Price of an Option shall be equal to one hundred percent (100%) of the Fair Market Value of the shares of Common Stock of the Company on the date that such Option shall be granted. Notwithstanding anything else in the Plan, the Exercise Price of the Initial Formula Grants shall be equal to $.1875 per share. The Fair Market Value of the shares of Common Stock of the Company shall be the closing bid price in the over-the-counter market on any given date or, if no Stock is traded on such date, the most recent prior date on which Stock was traded, as reported by the National Quotation Bureau.

     3. All other terms and conditions of the Plan shall remain in full force and effect.